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                                                                      Exhibit 12

                            Atmos Energy Corporation
                    Computation of Earnings to Fixed Charges
                                  June 30, 2003

                                                                  Three Months Ended      Nine Months Ended
                                                                        June 30                June 30
                                                                  --------------------   -------------------
                                                                    2003        2002       2003       2002
                                                                  --------    --------   --------   --------
                                                                             (Dollars in thousands)
Income (loss) from continuing operations before
   provision for income taxes and cumulative effect of
   accounting change per statement of income                      $ (1,300)   $  5,173   $130,200   $103,760

Add:
     Portion of rents representative of the interest factor            930         948      2,671      2,832
          Interest on debt & amortization of debt expense           16,043      13,823     47,679     44,304
                                                                  --------    --------   --------   --------
        Income as adjusted                                        $ 15,673    $ 19,944   $180,550   $150,896
                                                                  ========    ========   ========   ========

Fixed charges:
     Interest on debt & amortization of debt expense (1)          $ 16,043    $ 13,823   $ 47,679   $ 44,304
     Capitalized interest (2)                                          183         300        488      1,003
     Rents                                                           2,789       2,843      8,014      8,496
     Portion of rents representative of the interest factor (3)        930         948      2,671      2,832
                                                                  --------    --------   --------   --------
        Fixed charges (1)+(2)+(3)                                 $ 17,156    $ 15,071   $ 50,838   $ 48,139
                                                                  ========    ========   ========   ========

Ratio of earnings to fixed charges                                    0.91        1.32       3.55       3.13